Exhibit 10.1

WAIVER, ACKNOWLEDGEMENT AND AMENDMENT

August 20, 2024

Dear Members of the CONSOL Energy Inc. Board of Directors:

Reference is made to the Agreement and Plan of Merger, dated as of August 20, 2024 (“Merger Agreement”) by and among CONSOL Energy Inc., a Delaware corporation (“Parent”), Mountain Range Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and Arch Resources, Inc., a Delaware corporation (the “Company”) and (2) the employment agreement, dated as of February 15, 2018, as amended in February 2021, February 2022, and February 2023, by and between Parent and me (“Employment Agreement”).

In consideration of the benefits that I will receive as a result of the completion of the Merger (as defined in the Merger Agreement), this letter confirms that I waive my right to terminate employment with Parent for Good Reason (as defined in the Employment Agreement) due to an adverse change in my position with Parent as in effect prior to the Merger or a material diminution of my duties or responsibilities, including the assignment of any duties and responsibilities materially inconsistent with my position with Parent immediately prior to the Merger, that results from my role as Executive Chairman of Parent, effective immediately following the Merger, as set forth in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement.

In addition, Parent and I agree that, subject to, and effective upon, the completion of the Merger, the Employment Agreement automatically will be amended, without any further action required by any party, to reflect my role as Executive Chairman of Parent, in accordance with the applicable provisions in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement.

Notwithstanding anything to the contrary contained in the Employment Agreement, any Parent equity plan, any award agreement thereunder or any other arrangement between Parent and me, I acknowledge and agree that any Parent equity awards granted to me after the date of the Merger Agreement will not vest upon the occurrence of the Merger, but rather will be treated in accordance with item 29 of Section 6.2(b) of the Parent Disclosure Letter (as defined in the Merger Agreement).

Except as set forth in the immediately preceding sentence, I reserve all of my rights under the Employment Agreement, including, without limitation, the right to claim Good Reason based on any of the following events that may occur at a future date following completion of the Merger: an adverse change in my position as Executive Chairman of Parent or a material diminution of my duties or responsibilities as Executive Chairman of Parent, including the assignment to me of any duties and responsibilities materially inconsistent with my position as Executive Chairman of Parent, in each case as such position, duties and responsibilities are set forth in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement.

I acknowledge that this Waiver, Acknowledgment and Amendment is enforceable by Parent and the Company.

Sincerely,

/s/ James A. Brock
James A. Brock

Agreed and Acknowledged

CONSOL Energy Inc.

By:	/s/ Miteshkumar Thakkar
Name: Miteshkumar Thakkar
Title: Chief Financial Officer and President